Exhibit 99(b)

Walter Industries, Inc. Completes Spin-Off of Mueller Water Products, Inc. Series B Common Stock

- As Previously Announced, Gregory E. Hyland Resigns as Chairman & CEO of Walter Industries; Will Remain Chairman and CEO of Mueller Water Products -

TAMPA, Fla., Dec. 14 /PRNewswire-FirstCall/ — Walter Industries, Inc. (NYSE: WLT) announced today that it has completed the distribution of its 85.8 million Class B shares of Mueller Water Products, Inc. Series B common stock (NYSE: MWA.B).

The shares represented the approximately 75 percent ownership stake Walter Industries held following the initial public offering of Mueller Water Products in May 2006.

The distribution took place in the form of a pro rata common stock dividend to Walter Industries shareholders of record as of Dec. 6, 2006. Walter Industries shareholders received 1.6524432 shares of Mueller Water Products Series B common stock for each share of Walter Industries common stock held on the record date. No fractional shares were issued. A cash dividend in lieu of fractional shares will be made as soon as practical following this announcement. Mueller Water Products Series A common stock continues to trade on the New York Stock Exchange under the ticker symbol “MWA.”

As previously announced, Gregory E. Hyland resigned his role as chairman and CEO of Walter Industries, effective as of the spin-off. However, he will continue as chairman, president and CEO of Mueller Water Products. Mike Tokarz, a member of Walter Industries Board of Directors, will assume the role of non-executive chairman of the Company.

Continuing in their previously announced roles, Vic Patrick is vice chairman and general counsel and Joe Troy is Walter Industries’ chief financial officer. George Richmond and Mark O’Brien continue to lead the Company’s Natural Resources and Homebuilding & Financing groups, respectively.

“This distribution brings to a close a very important chapter in Walter Industries’ 60-year history as we are now able to sharpen our focus on our remaining Natural Resources and Homebuilding and Financing groups,” said Tokarz. “We wish Greg Hyland and the leadership team of Mueller Water Products the best of success in the future.”

Banc of America Securities LLC, Morgan Stanley and Simpson Thacher & Bartlett, LLC served as advisors during the spin-off. For more information regarding the spin-off of Mueller Water Products, please visit the Walter Industries web site at www.walterind.com.

About Walter Industries

Walter Industries, Inc. is a diversified company with consolidated annual revenues of approximately $1.3 billion. The Company is a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. The Company employs approximately 3,000 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com.

SOURCE Walter Industries, Inc.

CONTACT: Investors, Mark H. Tubb, Vice President - Investor Relations,
+1-813-871-4027, or
mtubb@walterind.com, or
Media, Michael A. Monahan, Director - Corporate Communications,
+1-813-871-4132, or
mmonahan@walterind.com